Exhibit 8.1

July 29, 2004	Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603-3441 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com
Goldman, Sachs & Co., J.P. Morgan Securities Inc. Citigroup Global Markets Inc. Credit Suisse First Boston LLC c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004

Re:	Issuance by Marshall & Ilsley Corporation and
M&I Capital Trust B of 14,600,000 6.50%
Common SPACESSM

Ladies and Gentlemen:

We have acted as special tax counsel to Marshall & Ilsley Corporation, a Wisconsin corporation (“M&I”), in connection with the issuance by M&I and M&I Capital Trust B (the “Trust”) of 14,600,000 6.50% Common SPACESSM as described in the Prospectus Supplement dated July 26, 2004 to the Prospectus dated June 25, 2004 (collectively, the “Prospectus”). This opinion is being delivered pursuant to Section 7(e) of the Underwriting Agreement, by and among M&I, the Trust, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Citigroup Global Markets Inc., and Credit Suisse First Boston LLC, dated July 29, 2004 (the “Agreement”).

In preparing our opinion, we have reviewed the following documents (the “Transaction Documents”):

a.	The Prospectus;

b.	The Agreement;

c.	The Amended and Restated Trust Agreement of the Trust, dated July 29, 2004, by and among M&I, BNY Midwest Trust Company (“BNY”) (as Property Trustee), The Bank of New York (Delaware (as Delaware Trustee), the Administrative Trustees named therein, and the holders of Trust securities;

d.	The Stock Purchase Contract Agreement, dated July 29. 2004, between M&I and BNY as Stock Purchase Contract Agent;

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Goldman, Sachs & Co., J.P. Morgan Securities Inc. Citigroup Global Markets Inc. Credit Suisse First Boston LLC July 29, 2004 Page 2
e.	The Pledge Agreement, dated July 29, 2004, by and among M&I, BNY (as Stock Purchase Contract Agent), and JPMorgan Chase Bank, as Collateral Agent, Custodial Agent, and Securities Intermediary;

f.	The First Supplemental Indenture, dated July 29, 2004, between M&I and BNY, to the Indenture of M&I, dated June 1, 2004; and

g.	such other documents as we believed necessary for purposes of delivering this opinion.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations (the “Regulations”), and public administrative and judicial interpretations of the Code and the Regulations, all of which are subject to change, possibly with retroactive effect.

Subject to the foregoing, it is our opinion that the statements set forth in the Prospectus under the caption “Certain United States Federal Income Tax Consequences” (the “Discussion”) are accurate, complete and fair with respect to the matters set forth therein, subject to the conditions, limitations and assumptions described therein.

The Discussion does not cover all aspects of United States federal income taxation that may be relevant to, or the actual tax effect that matters described therein will have on, any particular holder, and it does not address foreign, state or local tax consequences. The Discussion does not cover the tax consequences applicable to all categories of investors (including dealers and certain traders in securities or currencies, banks, regulated investment companies, real estate investment trusts, and financial institutions, insurance companies, tax-exempt organizations, persons holding Common SPACESSM as part of a “straddle,” “hedge,” “conversion” or similar transaction, or a U.S. holder whose functional currency for tax purposes is not the U.S. dollar), some of which may be subject to special rules.

Our opinion may change if (i) the applicable law changes, (ii) any of the facts with respect to the Common SPACESSM as included in the Transaction Documents change, or (iii) the conduct of the parties is materially inconsistent with the facts reflected in the Transaction Documents.

Our opinion represents only our legal judgment based on current law and the facts as described above. Our opinion has no binding effect on the Internal Revenue Service or the courts. The Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

Goldman, Sachs & Co., J.P. Morgan Securities Inc. Citigroup Global Markets Inc. Credit Suisse First Boston LLC July 29, 2004 Page 3

This opinion is furnished by us (as special tax counsel to M&I) to you and is solely for your benefit. This opinion may not be relied upon by any other person without our prior written consent.

We hereby consent to the use of our opinion as set forth in the Prospectus and the reference to our firm in the Prospectus.

Sincerely,

/s/    Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP

GWC/WML